Filed pursuant to Rule 424(b)(3)

Registration No. 333-248242

PROSPECTUS SUPPLEMENT No. 63

(to Prospectus dated September 2, 2020)

PARKERVISION, INC.

5,871,584 Shares of Common Stock

This Prospectus Supplement relates to the prospectus dated September 2, 2020, as amended and supplemented from time to time (the “Prospectus”), which permits the resale by the selling stockholders listed in the Prospectus of up to 5,871,584 shares of our common stock, par value $0.01 per share (“Common Stock”) consisting of an aggregate of 5,871,584 shares of Common Stock issued pursuant to securities purchase agreements dated April 29, 2020, May 22, 2020, June 8, 2020, June 29, 2020, July 24, 2020, and August 19, 2020.

We will not receive proceeds from the sale of the shares of Common Stock by the selling stockholders.

This Prospectus Supplement is being filed to update and supplement the information previously included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on January 26, 2026.  Accordingly, we have attached the 8-K to this prospectus supplement.  You should read this prospectus supplement together with the prospectus, which is to be delivered with this prospectus supplement.

Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement.  Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus.

Our Common Stock is listed on the OTCQB Venture Capital Market under the ticker symbol “PRKR.”

You should read this prospectus and any prospectus supplement carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is January 26, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):January 22, 2026

PARKERVISION, INC.

(Exact Name of Registrant as Specified in Charter)

Florida	000-22904	59-2971472
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4446-1A Hendricks Avenue Suite 354, Jacksonville, Florida	32207
(Address of Principal Executive Offices)	(Zip Code)

(904) 732-6100

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter.

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02(e) Compensatory Arrangements of Certain Officers

On January 22, 2026, the Compensation Committee of the Board of Directors (“Committee”) of ParkerVision, Inc. (the “Company”), approved grants, under the Company’s 2019 Long-Term Incentive Plan (the “2019 Plan”), of nonqualified performance-based stock options to its executive officers.  The performance-based grants included a performance-based option to purchase up to 8,000,000 shares granted to Jeffrey Parker, the Company’s Chief Executive Officer, and a performance-based option to purchase up to 500,000 shares granted to Cynthia French, the Company’s Chief Financial Officer.  The options have a five-year performance period, with quarterly measurement dates, and expire ten years from the date of grant. Vested options are exercisable at a price of $0.24 per share, which was the last sale price of the Company’s common stock on the date of grant.  The performance conditions for vesting of these options are based on cumulative net cash received by the Company from its patent enforcement actions, after deduction of all attorney contingency fees and contractual repayments of contingent payment obligations to third parties.  The performance-based options provide for automatic acceleration of vesting, regardless of performance conditions, in the event (i) the market capitalization of the Company meets or exceeds $1 billion for twenty (20) consecutive trading days, or (ii) upon a change in control of the Company. The form of nonqualified performance-based stock option agreement is included at Exhibit 10.1 hereto.

In addition, the Committee approved a grant, under the 2019 Plan, of a nonqualified time-based stock option for the purchase of up to 500,000 shares granted to the CFO.  This option has an exercise price of $0.24 per share, vests in four equal biannual installments over a two-year period beginning July 22, 2026, and expires five years from the date of grant.

The Committee also approved a 2.5% cost-of-living increase in the base salaries of the CEO and CFO, effective April 15, 2026.

 Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit	Description
10.1	Form of Nonqualified Performance-Based Stock Option Agreement

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 26, 2026
PARKERVISION, INC.

By /s/ Cynthia French
Cynthia French
Chief Financial Officer